STRATEGIC ALLIANCE AGREEMENT
       FOR THE INTEGRATION OF SAC TECHNOLOGIES FINGERPRINT TECHNOLOGY AND
                     BARAKA INTRACOM, INC. SOFTWARE PRODUCTS


Duly made and executed on this 28th day of January 1998, by and between:

SAC Technologies, Inc., an Edina corporation having its principal place of business at 4444 West 76th Street, Edina Minnesota 55435 hereinafter referred to as "SAC", represented by Barry Wendt, Chief Executive Officer; and Baraka IntraCom, Inc., a California company with its principal offices at 400 Crenshaw Boulevard, Suite 200, Torrance California, hereinafter referred to as "Baraka", represented by Mohamad Dagher, Managing Director.


INTRODUCTION

This Strategic Alliance Agreement contains understandings between Baraka and SAC (the "Parties"), with regard to the integration of Baraka's Video Conferencing and Video E-mail applications, and SAC's biometric technologies, including, but not limited to: voice, facial recognition and fingerprint for desktop computer/network access control for Industrial, Commercial and Consumer Market applications.

Baraka is currently developing, marketing and selling Video Conferencing and Video E-mail software products and desires to participate with SAC in the areas of integration and co-marketing.

SAC is currently developing, marketing and selling various fingerprint "identification" based products and applications and has technical and business interests in Teleconferencing Products and desires to participate with Baraka in the areas of integration and co-marketing. SAC intends to offer to its customers a biometric controlled Teleconferencing product, which offers the user the option to enable any combination of incorporated biometrics.


1.0 SCOPE OF COOPERATION - Baraka and SAC's intended cooperation will include the following:

      1.1 The Parties may expand the scope of this agreement by reducing said mutually agreed conditions to writing as an addendum of this agreement.

      1.2 GENERAL - Cooperating and sharing resources and information, on a global basis, in the mutual and/or joint development, promotion, marketing and sales as per below;

      1.3   DEVELOPMENT

            * Joint development of support for and integration for certain SAC products with Baraka products. Providing the necessary technical information and support to facilitate this integration.

            * Joint development of support for and integration of Teleconferencing and SAC's technology. Providing the necessary technical information and support to facilitate this integration.

            * Working together and sharing resources and information on the support of new standards in order to ensure the timely support of significant industry standards by both parties' products.

            * Providing reciprocal access to each party's white papers and technical briefs; reciprocal participation in beta testing.

      1.4 MARKETING AND SALES - On a case by case basis, based on mutual business considerations and subject to prior approval by both parties;

            * Joint participation in marketing efforts, including joint advertising, press releases, joint participation in trade shows, linking web sites, and other industry events, and joint developing of marketing collateral.

            * Mutual referral of relevant customer leads as determined by the source party.

      1.5 SERVICES, TRAINING & SUPPORT - Joint technical seminars for application developers; joint "road shows" addressing the parties' target markets; training of Baraka associates by SAC and training of SAC associates by Baraka, providing reciprocal high priority access to technical support resources.

2.0 Additionally, the parties have agreed to the following principals on a case by case basis, based on mutual business considerations and subject to prior approval by both parties;

      2.1 Baraka and SAC shall participate in the out of pocket expenses generated by the parties in relation to special/extraordinary development, and promotional marketing and sales work done by either party to support the requests of the counter party.

      2.2 All products sold by SAC to Baraka and by Baraka to SAC shall bear the cost of any related royalties. If the existence of other intellectual property rights relevant to a product comes to light, the supplying party will secure the full right to use the item throughout the world.

3.0 TERM - The term of this agreement will be for [*] from the signature date of the most recently signed addendum and may be mutually extended for [*] periods thereafter.

4.0 TERRITORY - The parties shall promote, market and sell the products on a worldwide basis for desktop computer/network access, appliance access control and facility access control for Industrial, Commercial and Consumer market applications. The stated Territory/Market definition does not include any existing exclusive arrangements that the parties may have at the time of the execution of this agreement. Such exclusive arrangements will be defined as an Addendum to this agreement.

5.0   CONFIDENTIALITY

      5.1 In order to pursue the facilitation of the cooperation between the parties as detailed in section 1.0 to this Agreement ("Scope of Cooperation"), the parties, having recognized that there is need to disclose to each other confidential information, and to provide for mutual agreements to protect such confidential information which is to be used only for the purposes of facilitating the Scope of Cooperation, will sign a Non Disclosure Agreement whenever judged necessary by either party ("The NDA").

      5.2   Without derogating from the generality of the Agreement, this section 5.0 shall remain in effect for a period of [*] from the later of the signature date of the present agreement or the date of the termination of subsequent addendum to this agreement.

6.0   INTELLECTUAL PROPERTY RIGHTS

      6.1 The parties hereby agree that all the proprietary interests and/or all intellectual property rights, owned by each party prior to entering this Agreement, shall remain the property of that party solely, and that in entering this Agreement or any other agreement deriving from it, either party does not, and shall not, acquire any rights in the other party's proprietary interests and/or all intellectual property rights.

      6.2 Each of Baraka and SAC hereby represents that they do not, in any manner whatsoever, possess any proprietary interest in the intellectual property rights owned by the counter party. Baraka and SAC shall be entitled to use each others' name, trade-names and logos only in connection with the Scope of Cooperation, and subject to obtaining the counter party's prior written consent, such consent not to be unreasonably withheld.


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

7.0 TEAM COORDINATORS - The Parties will assign a representative from each company to assign attendees for joint project workshops as necessary.

         *    For Baraka - Mohamad Dagher
         *    For SAC - Barry Wendt

8.0   GENERAL PROVISIONS

      8.1 Both Baraka and SAC may make public statements as to the cooperation contemplated in this agreement. Such public statements shall be coordinated between the parties prior to their distribution.

      8.2   This Agreement is governed only by the laws of California.


9.0 TERMS AND CONDITIONS - The parties will make payments prepaid, cash or COD. Following credit application/approval, the parties will make payments thirty (30) days from invoice.

      9.1 SAC will pay a per copy license cost for Baraka's Video Conferencing and Video E-mail software applications based on the number of SAC shipments which contain Baraka's software, accordingly to the schedule below for quantities on a cumulative basis.

                        Cumulative Quantity              Price
                        -------------------              -----

                                [*]                       [*]
                                [*]                       [*]
                                [*]                       [*]
                                [*]                       [*]
                                [*]                       [*]
                                [*]                       [*]
                                [*]                       [*]

      9.2 SAC will purchase a minimum of [*] copies of Baraka's Software, for a price of [*] on signing of this agreement during the first year as follows; [*] copies on signing and [*] copies each quarter thereafter once integration of the two companies' technologies has been completed as per section 9.6.

      9.3 The relationship between SAC and Baraka will be exclusive. SAC will not bundle or embed another Teleconferencing Software similar to Baraka's product with SAC's product and Baraka will not offer its Teleconferencing product for bundling or embedding with another Biometric Company's product similar to SAC's product. For this clause to remain in effect SAC must purchase an annual minimum of [*].

      9.4 SAC will receive most favored nation pricing (i.e.; if Baraka's software is available for less to another Baraka OEM or reseller with similar volumes, then that price will be available to SAC). For comparative purposes SAC's purchase volumes will be cumulative on an annual basis.

      9.5 In consideration, Baraka will be assigned Distributor status for SAC's products and be entitled to Volume Purchase pricing at the [*] level. If Baraka's purchases exceed the [*] level then Baraka will be entitled to pricing as determined by SAC's then current price list.

      9.6 SAC will pay Baraka an integration fee of [*] to integrate the two companies' technologies to produce the TECHNOLOGY. Estimates of the integration costs will be provided upon exchange of technical data and defining scope of work. Initial integration cost may not exceed [*].


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

10.0 TERMINATION - This agreement shall terminate the day after the [*] of the most recent signed addendum of this agreement or by mutual agreement reduced to writing by the Parties hereto, if either party becomes insolvent, or if the technology provided by either party is non-competitive according to generally accepted industry standards. In the event of termination the obligations of the parties will also terminate.

11.0 ASSIGNMENTS - The parties privileges, ownership or control in this Agreement are not transferable and shall not be transferred or assigned to any other person, firm, corporation, partnership or other business entity, whether by operation of law or otherwise, without the other parties prior approval. Such transfer for assignment without the prior written approval of the other party shall be null and void and shall not be binding.

12.0 ENTIRE AGREEMENT - This Agreement, together with the Addendum's attached constitutes the entire understanding and agreement between the parties and supersedes any understanding, agreement or arrangements previously made or in existence between the parties. This Agreement may not be altered, enlarged, supplemented, abridged, modified, nor any provisions waived except as provided in this Agreement, or by a written agreement between SAC and Baraka that makes express reference to this Agreement, and specifically declares it is intended as an amendment hereto.

13.0 WARRANTY-SAC and Baraka warrant their component parts of the TECHNOLOGY as per the attached warranty.

14.0  INDEMNIFICATION:

      14.1 SAC agrees to indemnify and hold Baraka harmless against all liabilities, demands, damages, expenses, or losses arising from the use or sale of TECHNOLOGY if such losses are occasioned by the inclusion of SAC's component part therein. The amount of any claims shall be limited to the total amount received by SAC from Baraka during the previous 12 months.

      14.2 Baraka agrees to indemnify and hold SAC harmless against all liabilities, demands, damages, expenses, or losses arising from the use or sale of TECHNOLOGY if such losses are occasioned by the inclusion of Baraka's component part therein. The amount of any claims shall be limited to the total amount received by Baraka from SAC during the previous 12 months.

15.0  SAC will include Baraka's standard License agreement with the TECHNOLOGY.

16.0 EFFECTIVE DATE - This Agreement shall become effective upon execution by both parties as of the date and year first above written, and shall continue in force and govern all relations and transactions between the parties until terminated and thereafter to the extent necessary to give effective to those provision, hereof applicable following termination.



IN WITNESS WHEREOF, the Parties have caused this Alliance to be executed by their respective authorized representatives.

For Baraka Intracom, Inc.:                       For SAC Technologies, Inc.:


/s/ Mohamad Dagher          1-30-98              /s/ Barry Wendt         1-28-98
-----------------------------------              -------------------------------
Mohamad Dagher               Date                Barry Wendt              Date
Managing Director                                Chief Executive Officer


* Confidential portion has been omitted and filed separately with the Securities and Exchange Commission

WARRANTY BY BARAKA INTRACOM TO SAC TECHNOLOGIES - Software is sold subject only to the terms and conditions of the Software License and warranty between Baraka IntraCom and the Software End-user. Should a Software End-user make a claim under the Software warranty, Baraka IntraCom will replace the Software at no cost to SAC. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND IN Baraka IntraCom' SOFTWARE WARRANTY TO THE ORIGINAL END-USER, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE. Baraka IntraCom DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTIES MADE BY Baraka IntraCom TO SAC UNDER THIS AGREEMENT EXTEND SOLELY TO SAC. Both Software License Agreement (Appendix C) and the Baraka IntraCom Warranty Provisions (Appendix D) are attached and form part of this agreement.

WARRANTIES BY SAC TO ITS CUSTOMERS - SAC agrees that any warranties made to its
      Customers shall be made only by SAC except for those made by Baraka IntraCom in the Software License Agreement. SAC acknowledges and agrees that it will make no representations to its customers with respect to any warranty made by Baraka IntraCom except those made by Baraka IntraCom in the Software License Agreement. SAC hereby agrees to indemnify Baraka IntraCom for any loss due to SAC's failure to comply with its obligations hereunder with respect to warranties.

                                   APPENDIX C
                           SOFTWARE LICENCE AGREEMENT


IMPORTANT: READ CAREFULLY BEFORE OPENING SOFTWARE PACKET(S)
By opening the sealed packet(s) containing the software, you indicate your acceptance of the following Baraka IntraCom License Agreement.

                     BARAKA INTRACOM, INC. LICENSE AGREEMENT
                            (VIDCALL32 AND CINEMAIL)

This is a legal agreement between you the end user and Baraka IntraCom, Inc. By opening the sealed software packet(s) you are agreeing to be bound by the terms of this agreement. If you do not agree to the terms of this agreement, promptly return the unopened software packet(s) and the accompanying items (including written materials and binders or other containers) to the place you obtained them for a full refund.

1. GRANT OF LICENSE. This License Agreement permits you to use one copy of the enclosed Baraka IntraCom software program (the "SOFTWARE") on a single computer. The SOFTWARE is in "use" on a computer when it is loaded into temporary memory (i.e., RAM) or installed into permanent memory (e.g. hard disk, CD-ROM, or other storage device) of that computer. However, installation on a network server for the sole purpose of internal distribution shall not constitute "use" for which a separate license is required, provided you have a separate license for each computer to which the SOFTWARE is distributed.

2. COPYRIGHT. The SOFTWARE is owned by Baraka IntraCom or its suppliers and is protected by United States copyright laws and international treaty provisions. Therefore, you must treat the SOFTWARE like any other copyrighted material (e.g. a book or musical recording) except that you may either (a) make one copy of the SOFTWARE solely for backup or archival purposes, or (b) transfer the SOFTWARE to a single hard disk provided you keep the original solely for backup or archival purposes. You may not copy the written materials accompanying the SOFTWARE.

3. OTHER RESTRICTIONS. You may not rent or lease the SOFTWARE, but you may transfer the SOFTWARE and accompanying written materials on a permanent basis provided you retain no copies and the recipient agrees to the terms of this Agreement. You may not reverse engineer, decompile, or disassemble the SOFTWARE. If the SOFTWARE is an update or has been updated, any transfer must include the most recent update and all prior versions.

                        U.S. GOVERNMENT RESTRICTED RIGHTS

The SOFTWARE and documentation are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(l)(ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(l) and (2) of the Commercial Computer Software - Restricted Rights 48 CFR 52.227-19, as applicable. Manufacturer is Baraka IntraCom, Inc., 400 Crenshaw Blvd., #200, Torrance, CA 90503.

If you acquired this product in the United States, this Agreement is governed by the laws of the State of California.

Should you have any questions concerning this Agreement, or if you desire to contact Baraka IntraCom for any reason, please write to: Baraka IntraCom, Inc. Customer Sales and Service, Baraka IntraCom, Inc., 400 Crenshaw Blvd., #200, Torrance, CA 90503, U.S.A.

                                   APPENDIX D
                       BARAKA INTRACOM WARRANTY PROVISIONS


                                LIMITED WARRANTY

LIMITED WARRANTY. Baraka IntraCom warrants that (a) the SOFTWARE will perform substantially in accordance with the accompanying written materials for a period of one (1) year from the date of receipt; and (b) any hardware accompanying the SOFTWARE will be free from defects in materials and workmanship under normal use and service for a period of one (1) year from the date of receipt. Any implied warranties on the SOFTWARE and hardware are limited to one (1) year and one (1) year, respectively. Some states/jurisdictions do not allow limitations or duration of an implied warranty, so the above limitation may not apply to you.

CUSTOMER REMEDIES. Baraka IntraCom and its suppliers' entire liability and your exclusive remedy shall be, at Baraka IntraCom's option, either (a) return of the price paid or (b) repair or replacement of the SOFTWARE or hardware that does not meet Baraka IntraCom's Limited Warranty and which is returned to Baraka IntraCom with a copy of your receipt. This limited Warranty is void if failure of the software or hardware has resulted from accident, abuse or misapplication. Any replacement SOFTWARE or hardware will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer. Outside the United States of America, neither these remedies nor any product support services offered by Baraka IntraCom are available without proof of purchase from an authorized non-U.S. source.

NO OTHER WARRANTIES. To the maximum extent permitted by applicable law, Baraka IntraCom and its suppliers disclaim all other warranties, either expressed or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, with regard to the SOFTWARE, the accompanying written materials, and any accompanying hardware. This limited warranty gives you specific legal rights. You may have others, which vary from state/jurisdiction to state/jurisdiction.

NO LIABILITY FOR CONSEQUENTIAL DAMAGES. To the maximum extent permitted by applicable law, in no event shall Baraka IntraCom or its suppliers be liable for any damages whatsoever (including, without limitation, damages for loss of business profits, business interruption, loss of business information, or any pecuniary loss) arising out of the use of or inability to use this Baraka IntraCom product, even if Baraka IntraCom has been advised of the possibility of such damages. Because some states/jurisdictions do not allow the exclusions or limitation of liability for consequential or incidental damages, the above limitation may not apply to you.